PROSPECTUS SUPPLEMENT (To prospectus dated March 16, 2010)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-162866

6,248,791 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 16, 2010, relating to the resale of 7,481,722 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 2,082,931 of the 8,331,722 shares contributed to the Selling Stockholder, and the 6,248,791 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2010, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On August 20, 2010, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: August 20, 2010

Date of earliest event reported: August 20, 2010

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

The Retirement Committee of OfficeMax Incorporated (the “Company”) has decided to eliminate the OfficeMax Company Stock Fund (the “Fund”) as an investment fund available under the Company’s OfficeMax Savings Plan, OfficeMax Executive Savings Deferral Plan and the OfficeMax Puerto Rico Savings Plan (collectively, the “Savings Plans”). In order to facilitate this elimination, participants will be unable to trade in the Fund under any of the Savings Plans commencing September 27, 2010 at 4:00 P.M. Eastern Time. Notification of the elimination of the Fund was provided to all participants holding Company stock under the Savings Plans.

On August 20, 2010, the Company sent a notice (the “Notice”) to its directors and executive officers informing them that, as a result of the Fund elimination and related trading freeze, the Sarbanes-Oxley Act of 2002 prohibits them from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of the Company’s common stock or derivative securities (including stock options) acquired in connection with their service as a director or employment as an executive officer of the Company during the term of the freeze. The blackout period for directors and executive officers commences on September 27, 2010 at 4:00 P.M. Eastern Time and is expected to end during the week of October 3, 2010, once all participants’ funds are transferred out of the Fund. A copy of the Notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

During the blackout period and for a period of two years after the ending date of the blackout period, a Company security holder or other interested party may obtain, without charge, the actual beginning and ending dates of the blackout period from and may direct other inquiries about the blackout period to:

Joe Tankersley

Manager - Financial Benefit Plans

OfficeMax Incorporated

800 W. Bryn Mawr Avenue

Itasca, IL USA 60143

Office: 630-438-7191

Item 9.01.	Financial Statements and Exhibits

(d)

99.1	Notice of Blackout Period to Directors and Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2010

OFFICEMAX INCORPORATED

By:	/S/ MATTHEW R. BROAD
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Notice of Blackout Period to Directors and Executive Officers

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Exhibit 99.1

MEMORANDUM

To:	Directors and Executive Officers of OfficeMax Incorporated

From:	Susan Wagner-Fleming

Date:	August 20, 2010

Re:	Trading Blackout Period for OfficeMax Incorporated Common Stock

The Retirement Committee of OfficeMax Incorporated (the “Company”) has decided to eliminate the OfficeMax Company Stock Fund (the “Fund”) as an investment fund available under the Company’s OfficeMax Savings Plan, OfficeMax Executive Savings Deferral Plan, and the OfficeMax Puerto Rico Savings Plan (collectively, the “Savings Plans”). In order to facilitate this elimination, participants will be unable to trade in the Fund commencing September 27, 2010 at 4:00 P.M. Eastern Time while employee balances in the Fund are transferred out of the Fund. We anticipate the transfers to be completed during the week of October 3, 2010.

As a result of the Fund elimination and related trading freeze, the Sarbanes-Oxley Act of 2002 prohibits the direct or indirect purchase, sale or other acquisition or transfer of any of the Company’s common stock or derivative securities (including stock options) you have acquired in connection with your service or employment as a director or executive officer of the Company during the term of the freeze. Therefore, you will be subject to a trading blackout period that also commences on September 27, 2010 at 4:00 P.M. Eastern Time and is expected to end during the week of October 3, 2010, once all participants’ funds are transferred out of the Fund.

Please note that when this blackout ends, you will still be subject to the Company’s ordinary quarterly blackout period which begins on September 20, 2010 and will not lift until twenty-four hours after the Company reports its third quarter earnings to the public.

If you have any questions regarding the blackout period, including its beginning or ending date, or the restrictions applicable to you as a director or executive officer, please contact me or

Joe Tankersley

Manager - Financial Benefit Plans

OfficeMax Incorporated

800 W. Bryn Mawr Avenue

Itasca, IL USA 60143

Office: 630-438-7191

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